Williams Controls Announces Record Third Quarter 2006 Results

PORTLAND, OR -- 08/09/2006 -- Williams Controls, Inc. (the "Company") (OTCBB: WCON) today announced record sales and earnings for the third quarter ended June 30, 2006.

Sales for the quarter were $19,898,000, or 15.7% higher than 2005's third quarter sales of $17,192,000. For the nine months ended June 30, 2006, sales increased $4,898,000, or 9.8%, to $54,826,000 from $49,928,000 for the comparable period last year. Net income for the quarter was $2,769,000, or $0.36 per diluted share, compared to $1,610,000, or $0.20 per diluted share, for the corresponding quarter in 2005. Net income for the first nine months of 2006 was $6,734,000, or $0.88 per diluted share, compared to $5,099,000, or $0.64 per diluted share, for the first nine months of last year.

The primary factor for the increased sales for both the third quarter and the nine months was higher unit sales volumes of electronic throttle controls in all of our market areas, including North America, Asia and Europe heavy truck, transit bus and off-road markets. To a lesser extent, higher pneumatic sales volumes also contributed to the improved sales.

The higher sales levels translated into improved gross profit margins. For the third quarter of fiscal 2006, gross profits were $7,097,000, a 21.4% increase from $5,844,000 in the third quarter of 2005. For the first nine months of the year, gross profit increased to $19,243,000 from $17,027,000, a 13.0% improvement. The sales impact on margins was partially offset by higher labor costs needed to support the higher sales levels. Overhead expenses increased over the prior year periods primarily as a result of our Suzhou, China manufacturing facility, which was opened in the second quarter of fiscal 2005, offset by an overall decrease in pension and post-retirement benefit costs.

Operating expenses increased $88,000 for the quarter over the prior year and increased $622,000 for the nine month period ended June 30, 2006 from the same period last year. Beginning with fiscal 2006, operating expenses include the effect of implementing SFAS No. 123R to account for stock option plans. This change increased operating expenses $89,000 in the third quarter of fiscal 2006 and $288,000 for the first nine months of fiscal 2006. As a result of our previously announced realignment of operations, the Company recorded an expense of $229,000 and $353,000, respectively, for the quarter and nine month period ended June 30, 2006 related to employee termination benefits and other costs. The company's previously announced growth initiatives activities also contributed to increased operating expenses for both the third quarter and nine months ended June 30, 2006. Countering these increases was reduced legal costs for both the quarter and nine months ended June 30, 2006.

Interest expense remained relatively unchanged between quarters and decreased for first nine months of fiscal 2006 primarily due to reductions in debt levels of approximately $4,200,000 since June 30, 2005, offset by higher interest rates.

Williams Controls' President and Chief Executive Officer, Patrick W. Cavanagh, stated, "Our strong financial performance this quarter is a result of a growing international market for our products and the initiatives we have undertaken to strengthen our competitive position in the key global markets." He continued, "We are very encouraged by the emerging opportunities in China, India and Korea as a result of tougher vehicle emissions standards." He concluded, "The Williams team is focused on strengthening our position as the leading international supplier of Electronic Throttle Controls for Heavy Trucks, Buses and Off Road Equipment."

Williams will hold an investor conference call at 4:15 p.m. Eastern Time on Wednesday, August 9, 2006 to provide an overview of the third quarter fiscal 2006 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The Conference Access Code is 3038464. An audio replay will be available by telephone through August 31, 2006. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (International). The access code will be 3038464.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the heavy truck and off-road markets. For more information, you can find Williams Controls on the internet at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                             Williams Controls, Inc.
          Unaudited Condensed Consolidated Statements of Operations
          (Dollars in thousands, except share and per share amounts)

                                  Three      Three      Nine       Nine
                                  month      month      month      month
                                  period     period     period     period
                                  ended      ended      ended      ended
                                 6/30/06    6/30/05    6/30/06    6/30/05
                               (unaudited)(unaudited)(unaudited)(unaudited)
                               ---------- ---------- ---------- ----------
Net sales                        $ 19,898   $ 17,192   $ 54,826   $ 49,928
Cost of sales                      12,801     11,348     35,583     32,901
Gross profit                        7,097      5,844     19,243     17,027
Research and development expense      898        855      2,560      2,445
Selling expense                       522        364      1,501        974
Administration expense              1,235      1,577      4,024      4,397
Realignment of operations             229          -        353          -
Operating income                    4,213      3,048     10,805      9,211
Interest income                       (13)       (13)       (53)       (33)
Interest expense                      323        312        955      1,134
(Gain) loss on put/call
 option agreement                       -         59          -       (323)
Other (income) expense, net          (151)         1       (317)       (23)
Income before income taxes          4,054      2,689     10,220      8,456
Income tax expense                  1,285      1,079      3,486      3,357
                               ---------- ---------- ---------- ----------
Net income                       $  2,769   $  1,610   $  6,734   $  5,099
                               ========== ========== ========== ==========
Earnings per share information:
Basic –
Net income per common share      $   0.37   $   0.21   $   0.91   $   0.66
                               ========== ========== ========== ==========
Weighted average shares used in
per share calculation – basic   7,422,040  7,774,058  7,425,220  7,772,398
                               ========== ========== ========== ==========
Diluted –
Net income per common share      $   0.36   $   0.20   $   0.88   $   0.64
                               ========== ========== ========== ==========
Weighted average shares used in
per share calculation – diluted 7,650,160  7,984,365  7,620,557  7,959,474
                               ========== ========== ========== ==========

                             Williams Controls, Inc.
                 Unaudited Condensed Consolidated Balance Sheets
                             (Dollars in thousands)

                                                  June 30,    September 30,
                                                    2006           2005
                                                 (unaudited)    (unaudited)
                       Assets                    ----------     ----------
Current Assets:
  Cash and cash equivalents                      $      970     $    5,052
  Trade accounts receivable, net                      9,320          8,896
  Other accounts receivable                             893            579
  Inventories                                         8,217          4,433
  Deferred income taxes                               1,868          1,868
  Prepaid expenses and other current assets             399            308
                                                 ----------     ----------
     Total current assets                            21,667         21,136
                                                 ----------     ----------

Property, plant and equipment, net                    8,285          7,455
Deferred income taxes                                 2,760          3,520
Other assets, net                                     1,287          1,394
                                                 ----------     ----------
     Total assets                                $   33,999     $   33,505
                                                 ==========     ==========

          Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                               $    6,299     $    5,449
  Accrued expenses                                    4,638          5,225
  Current portion of employee benefit obligations     1,490          1,439
  Current portion of long-term debt and capital
   lease obligations                                  2,847          5,503
     Total current liabilities                       15,274         17,616
                                                 ----------     ----------

Long-term debt and capital lease obligations          7,405          8,126
Employee benefit obligations                          6,316          6,934
Other long-term liabilities                             251            248
                                                 ----------     ----------

Stockholders' Equity:
  Preferred stock (Series C)                              -              -
  Common stock                                           74             78
  Additional paid-in capital                         33,908         36,482
  Accumulated deficit                               (23,229)       (29,963)
  Treasury Stock                                       (377)          (377)

  Accumulated other comprehensive loss               (5,623)        (5,639)
                                                 ----------     ----------

     Total stockholders' equity                       4,753            581
                                                 ----------     ----------

     Total liabilities and stockholders' equity  $   33,999     $   33,505
                                                 ==========     ==========

Contact:
Michael Rusk
Corporate Finance Manager
Telephone: (503) 684-8600